Exhibit 99.1

CU BANCORP REPORTS RECORD SECOND QUARTER EARNINGS OF

$5.3 MILLION DRIVEN BY RECORD REVENUES

Los Angeles, CA, July 28, 2015 – CU Bancorp (NASDAQ: CUNB), the parent company of wholly owned California United Bank, today reported financial results for the second quarter of 2015.

The comparability of financial information for the second quarter of 2015 to the second quarter of 2014, is affected by the Company’s acquisition of 1st Enterprise Bank (“1st Enterprise”), which was accomplished by a merger of California United Bank with 1st Enterprise (“the merger”), effective November 30, 2014.

Second Quarter 2015 Highlights

•	Diluted core earnings per share of $0.30, up 20% from the prior quarter

•	Total revenues increased to $24.4 million, up $1.1 million or 4.8% from prior quarter

•	Core net income available to common shareholders increased to a record $5.1million, up $896 thousand or 21% from the prior quarter

•	Net interest income increased to $21.3 million, up $631 thousand or 3% from the prior quarter

•	Core efficiency ratio improved to 60% from 62% in the prior quarter

•	Return on average tangible common equity of 10%, up from 8% in the prior quarter

•	Core return on average assets increased to 0.85%, up from 0.73% in the prior quarter

•	Tangible book value per share increased $0.32 to $11.97 per share, exceeding pre-merger tangible book value per share

•	Total assets increased to $2.5 billion, up $64 million or 2.7% from the prior quarter or an annualized rate of 10.6%

•	Total loans increased to $1.7 billion, up $48 million or 2.9% from the prior quarter or an annualized rate of 11.5%

•	Total deposits increased to $2.1 billion, up $54 million or 2.6% from the prior quarter or an annualized rate of 10.4%

•	Non-interest bearing demand deposits were 53% of total deposits

•	Continued status as well-capitalized, the highest regulatory category

“CUB’s record second quarter earnings represent both increased revenues from strong organic loan growth, as well as stable non-interest expense on a linked-quarter basis,” said David Rainer, Chairman and Chief Executive Officer of CU Bancorp and California United Bank. “The resulting operating leverage has driven our core efficiency ratio down to 60%, which we believe is evidence of the cost savings realized from the merger, even as we’ve added to our workforce by hiring both revenue generators and back-office personnel to support the strong growth CUB has experienced in both loans and deposits since the two banks merged last November.

“Further evidence of the traction we are getting as a combined entity is the improvement in the return on average tangible common equity, which at 10% is the highest in Company history.”

“CUB has generated annualized double-digit loan growth for three consecutive quarters since the merger,” said K. Brian Horton, President of CU Bancorp and California United Bank. “This is the synergy we anticipated from the combination of two high performing business banking franchises in one of the most attractive commercial banking markets in the country. As we grow, we continue to focus on prudent underwriting practices and delivering the highest level of customer service in relationship-based business banking.”

Second Quarter 2015 Summary Results

Net Income and Profitability Ratios

Net income for the second quarter of 2015 was $5.3 million and net income available to common shareholders was $5.0 million or $0.29 per fully diluted share, compared with net income of $2.4 million or $0.21 per fully diluted share for the second quarter of 2014. Merger-related expenses in the second quarter of 2015 were $246 thousand, compared to $497 thousand in the year-ago quarter. The loan loss provision for the second quarter of 2015 was $683 thousand, compared to $408 thousand in the year-ago quarter.

Core net income available to common shareholders for the second quarter of 2015 was $5.1 million or $0.30 per fully diluted share, compared to core net income of $2.9 million or $0.26 per fully diluted share, for the second quarter of 2014.

Net income for the second quarter of 2015 was $5.3 million and net income available to common shareholders was $5.0 million or $0.29 per fully diluted share, compared with net income of $4.2 million and net income available to common shareholders of $3.9 million or $0.23 per fully diluted share in the first quarter of 2015. Second quarter 2015 merger-related expenses were $246 thousand, compared to $464 thousand in the first quarter of 2015. The loan loss provision for the second quarter of 2015 was $683 thousand, compared to $1.4 million in the first quarter of 2015.

Core net income available to common shareholders for the second quarter of 2015 was $5.1 million or $0.30 per fully diluted share, compared to core net income available to common shareholders of $4.2 million in the prior quarter or $0.25 per fully diluted share.

The Company calculates core net income by adding back the tax-effected merger-related charges to GAAP earnings for the periods presented, because the Company believes the use of core net income, a non-GAAP measure, facilitates the assessment of its banking operations and peer comparability. A reconciliation to GAAP is included in tabular form at the end of this release.

The following table shows certain of the Company’s performance ratios for the second quarter of 2015, the first quarter of 2015 and the second quarter of 2014, as well as a column calculating performance ratios based on core net income for all three quarters:

	CORE Q2 2015	CORE Q1 2015	CORE Q2 2014	Q2 2015	Q1 2015	Q2 2014
Efficiency ratio	60%	62%	64%	61%	64%	68%
Return on average assets	0.85%	0.73%	0.83%	0.82%	0.69%	0.69%
Return on average tangible common equity				10.00%	8.23%	7.54%

Net Interest Income and Net Interest Margin

Net interest income totaled $21.3 million for the second quarter of 2015, an increase of $8.7 million or 69% from the second quarter of 2014. The increase was primarily driven by the merger and strong net organic loan growth over the last year.

The Company’s net interest income was positively impacted in both the second quarter of 2015 and the second quarter of 2014 by the recognition of fair value discount earned on early payoffs of acquired loans. The Company recorded $474 thousand and $483 thousand in discount earned on early loan payoffs of acquired loans in the second quarter of 2015 and 2014, respectively, with a positive impact on the net interest margin of 9 basis points and 15 basis points, respectively.

The net interest margin in the second quarter of 2015 was 3.87%, compared to 3.88% in the second quarter of 2014. While the Company has experienced compression in the yields on its loan portfolio, growth in average loans has kept the net interest margin stable.

Net interest income for the second quarter of 2015 increased $631 thousand or 3% from the first quarter of 2015. The Company recorded $474 thousand and $110 thousand in discount earned on early loan payoffs of acquired loans in the second quarter of 2015 and first quarter of 2015, respectively.

The net interest margin in the second quarter of 2015 was 3.87%, compared to 3.95% in the first quarter of 2015. The decrease was largely the result of growth in average deposits exceeding growth in average loans. In the first quarter of 2015 the net interest margin benefitted 4 basis points from the recognition of income due to the early pay off of organic loans. The core loan yield for the second quarter of 2015 was 4.84%, compared to 4.81% in the first quarter of 2015.

“Net interest income increased in the second quarter due to solid growth in average loans,” said Karen Schoenbaum, Chief Financial Officer of CU Bancorp and California United Bank. “CUB’s balance sheet remains asset sensitive and net interest income will also benefit when the prime rate begins to rise.”

As of June 30, 2015, the Company had $18.5 million of discount remaining on acquired accruing loans.

The Company’s cost of funds was 0.13% in the second quarter of 2015, a decrease from 0.15% in the second quarter of 2014 and equal to 0.13% in the first quarter of 2015.

Non-interest Income

Non-interest income was $3.1 million in the second quarter of 2015, an increase of $1.3 million or 74% from $1.8 million in the same quarter of the prior year. The overall increase was primarily due to an increase of $523 thousand in deposit account service charge income as a result of the merger. Additionally, other non-interest income included $380 thousand in transaction fee referral income generated by the SBA lending group and a special dividend of $296 thousand on capital stock from the Federal Home Loan Bank of San Francisco. Non-interest income in the year ago period benefitted from a $225 thousand dollar settlement included in other non-interest income.

Non-interest income in the second quarter of 2015 increased $487 thousand or 19% over the first quarter of 2015. The overall increase was primarily due to other non-interest income of $380 thousand earned on transaction referral fee income generated by the SBA lending group, compared to $28 thousand in the prior quarter, and the special dividend of $296 thousand on capital stock from the Federal Home Loan Bank of San Francisco. Increases in other non-interest income were partially offset by a decrease of $208,000 on the gain on sale of SBA loans from the prior quarter.

Non-interest Expense

Non-interest expense for the second quarter of 2015 was $14.9 million, an increase of $5.2 million, or 54% compared to non-interest expense of $9.7 million for the same period of the prior year. The increase in year-over-year non-interest expense is the result of the combined operations of the two banks after the merger in November 2014. The second quarter of 2015 included merger-related expenses of $246 thousand, compared to $497 thousand in the year ago period, and $358 thousand for three months of core deposit intangible amortization related to the merger.

Non-interest expense for the second quarter of 2015 of $14.9 million was equal to non-interest expense of $14.9 million for the first quarter of 2015. Merger-related expenses in the second quarter of 2015 decreased by $218 thousand to $246 thousand, compared to $464 thousand in the prior quarter, but were offset by a $294 thousand increase in stock based compensation expense, commensurate with stock grants issued at the end of the first quarter for executive retention purposes.

The significant increase in loans and deposits, as well as the addition of new banking relationships since the merger, has improved the Company’s core efficiency ratio to 60%. In the first quarter of 2014, the quarter prior to the merger announcement and in which neither legacy bank had any merger expenses, their efficiency ratios were 67% and 68%.

At June 30, 2015, the Company had 263 active full-time equivalent employees.

Income Tax

The Company’s merger-related expenses in 2015 were tax deductible, resulting in an effective tax rate of 40% year to date.

Balance Sheet

Assets

Total assets at June 30, 2015, were $2.5 billion, a year-over-year increase of $1.0 billion from June 30, 2014. The increase was primarily due to the addition of $782 million in assets from the 1st Enterprise merger, as well as strong organic growth in total deposits.

Loans

Total loans were $1.7 billion at June 30, 2015, an increase of $48 million from the end of the prior quarter. This also represents an increase of $730 million from June 30, 2014. The increase in loans from the prior quarter was due to organic loan growth; the increase in loans from the year ago period was primarily due to the merger.

During the second quarter of 2015, the Company had approximately $91 million of net organic loan production. Pay downs and payoffs in the acquired loan portfolios were approximately $43 million in the same quarter.

Total commercial and industrial line of credit commitments increased from the prior quarter, primarily from new relationships, with utilization remaining the same; however, commercial and industrial loans outstanding, which include term loans, declined from the prior quarter.

Growth in loans secured by real estate grew 4% in the second quarter of 2015, compared to the prior quarter, of which 62% was in owner-occupied nonresidential properties and 46% was associated with new relationships to the Bank. During the second quarter of 2015 growth in loans secured by real estate was diversified by property type and regional office.

At June 30, 2015, commercial and industrial loans, and owner-occupied real estate loans combined were $886 million or 52% of total loans, compared to $868 million or 52% of total loans at March 31, 2015.

Deposits

Total deposits at June 30, 2015 were $2.1 billion, an increase of $54 million from the end of the prior quarter. The increase in total deposits for the linked-quarter period was primarily related to existing relationships and net of the decrease of $52 million of a $68 million deposit that came in during the first quarter. As disclosed in the first quarter, that deposit was related to an existing relationship and was expected to be reinvested by the customer.

Total deposits increased $892 million from June 30, 2014. The increase from the prior year was primarily the result of the merger with 1st Enterprise, as well as strong organic deposit growth in the first two quarters of 2015.

Non-interest bearing deposits at June 30, 2015 were $1.1 billion or 53% of total deposits, compared to $1.1 billion or 53% of total deposits at March 31, 2015. Cost of deposits for the quarter was 0.11%, the same as the prior quarter.

Asset Quality

Total non-performing assets were $5.8 million, or 0.24% of total assets at June 30, 2015, compared with $5.8 million, or 0.24% of total assets, at March 31, 2015.

Total nonaccrual loans were $5.0 million, or 0.29% of total loans, at June 30, 2015, compared with $5.0 million, or 0.30% of total loans, at March 31, 2015. Of the total non-performing assets at June 30, 2015, the other real estate owned category consisted of one single-family residence located in Washington State, which is being carried on the books at $850 thousand, the estimated fair value less costs of disposition.

During the second quarter of 2015, the Company recorded net recoveries of $194 thousand, compared with net charge-offs of $806 thousand during the first quarter of 2015.

The Company recorded a loan loss provision of $683 thousand for the second quarter of 2015. The loan loss provision reflects strong loan growth during the quarter.

The allowance for loan losses as a percentage of loans (excluding acquired loans that have been marked to fair value and their related allowance) was 1.33% at June 30, 2015, compared with 1.36% at March 31, 2015, and 1.45% at June 30, 2014.

Capital

CU Bancorp remained well capitalized at June 30, 2015 with total risk-weighted assets of $2,220,170,000. All of the Company’s capital ratios are above minimum regulatory standards for “well capitalized” institutions.

June 30, 2015	Minimum Capital to Be Considered “Well Capitalized”	CU Bancorp
Total Risk-Based Capital Ratio	10%	11.32%
Tier 1 Risk-Based Capital Ratio	8%	10.66%
Common Equity Tier 1 Ratio	6.5%	9.37%
Tier 1 Leverage Capital Ratio	5%	10.07%

At June 30, 2015, tangible common equity was $201.6 million with common shares issued of 16,840,859 as of the same date, resulting in tangible book value per common share of $11.97. This compares to tangible common equity of $195.8 million with a tangible book value per common share of $11.65 at March 31, 2015. At September 30, 2014, prior to the merger, the per share tangible book value of CU Bancorp stock was $11.95.

About CU Bancorp and California United Bank

CU Bancorp is the parent of California United Bank. Founded in 2005, California United Bank provides a full range of financial services, including credit and deposit products, cash management, and internet banking to businesses, non-profits, entrepreneurs, professionals and investors throughout Southern California from its headquarters office in Downtown Los Angeles and additional full-service offices in the San Fernando Valley, the Santa Clarita Valley, the Conejo Valley, Simi Valley, Los Angeles, South Bay, Orange County and the Inland Empire. California United Bank is an SBA Preferred Lender. To view CU Bancorp’s most recent financial information, please visit the Investor Relations section of the Company’s Web site. Information on products and services may be obtained by calling 818-257-7700 or visiting the Company’s Web site at www.cunb.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about CU Bancorp (the “Company”) that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. Forward-looking statements speak only as of the date they are made and we assume no duty to update such statements. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: lower than expected revenues; credit quality deterioration or a reduction in real estate values which could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the Company’s ability to complete future acquisitions, successfully integrate acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all; the cost of additional capital is more than expected; a change in the interest rate environment reduces net interest margins; asset/liability repricing risks and liquidity risks; legal matters could be filed against the Company and could take longer or cost more than expected to resolve or may be resolved adversely to the Company; general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters and drought, may disrupt our business, impede our operations, negatively impact the values of collateral securing the Company’s loans and leases or impair the ability of our borrowers to support their debt obligations; the economic and regulatory effects of the continuing war on terrorism and other events of war; legislative or regulatory requirements or changes adversely affecting the Company’s business; changes in the securities markets; regulatory approvals for any capital activities cannot be obtained on the terms expected or on the anticipated schedule; and, other risks that are described in CU Bancorp’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, CU Bancorp’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. CU Bancorp assumes no obligation to update such forward-looking statements. For a more complete discussion of risks and uncertainties, investors and security holders are urged to read CU Bancorp’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by CU Bancorp with the SEC. The documents filed by CU Bancorp with the SEC may be obtained at CU Bancorp’s website at www.cubancorp.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from CU Bancorp by directing a request to: CU Bancorp c/o California United Bank, 15821 Ventura Boulevard, Suite 100, Encino, CA 91436. Attention: Investor Relations. Telephone 818-257-7700.

Contacts

CU Bancorp

David Rainer, 818-257-7776

Chairman and CEO

or

Karen Schoenbaum, 818-257-7700

Chief Financial Officer

CU BANCORP

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	June 30, 2015	March 31, 2015	December 31, 2014	June 30, 2014
	Unaudited	Unaudited	Audited	Unaudited
ASSETS
Cash and due from banks	$60,632	$42,570	$33,996	$40,657
Interest earning deposits in other financial institutions	207,448	200,020	98,590	179,409

Total cash and cash equivalents	268,080	242,590	132,586	220,066
Certificates of deposit in other financial institutions	62,594	62,954	76,433	64,577
Investment securities available-for-sale, at fair value	217,481	224,050	226,962	102,143
Investment securities held-to-maturity, at amortized cost	44,014	46,124	47,147	—

Total investment securities	261,495	270,174	274,109	102,143
Loans	1,713,004	1,665,277	1,624,723	979,890
Allowance for loan loss	(14,124)	(13,247)	(12,610)	(11,284)

Net loans	1,698,880	1,652,030	1,612,113	968,606
Premises and equipment, net	5,190	5,190	5,377	3,785
Deferred tax assets, net	16,241	15,589	16,504	11,018
Other real estate owned, net	850	850	850	219
Goodwill	63,950	63,950	63,950	12,292
Core deposit and leasehold right intangibles	8,608	9,078	9,547	2,349
Bank owned life insurance	49,345	49,028	38,732	21,507
Accrued interest receivable and other assets	35,580	35,527	34,916	23,751

Total Assets	$2,470,813	$2,406,960	$2,265,117	$1,430,313

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing demand deposits	$1,134,724	$1,110,323	$1,032,634	$682,300
Interest bearing transaction accounts	251,999	251,409	206,544	143,312
Money market and savings deposits	691,219	660,313	643,675	361,936
Certificates of deposit	59,576	61,546	64,840	57,732

Total deposits	2,137,518	2,083,591	1,947,693	1,245,280
Securities sold under agreements to repurchase	14,424	10,498	9,411	13,852
Subordinated debentures, net	9,618	9,578	9,538	9,459
Accrued interest payable and other liabilities	18,647	18,226	19,283	16,284

Total Liabilities	2,180,207	2,121,893	1,985,925	1,284,875

SHAREHOLDERS’ EQUITY
Serial preferred stock	16,487	16,235	16,004	—
Common stock	227,409	226,917	226,389	122,760
Additional paid-in capital	21,015	20,426	19,748	9,354
Retained earnings	25,743	20,788	16,861	13,129
Accumulated other comprehensive income (loss)	(48)	701	190	195

Total Shareholders’ Equity	290,606	285,067	279,192	145,438

Total Liabilities and Shareholders’ Equity	$2,470,813	$2,406,960	$2,265,117	$1,430,313

CU BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except share data)

	For the three months ended
	June 30, 2015	March 31, 2015	June 30, 2014
	Unaudited	Unaudited	Unaudited
Interest Income
Interest and fees on loans	$20,644	$19,906	$12,366
Interest on investment securities	1,051	1,180	467
Interest on interest bearing deposits in other financial institutions	246	202	206

Total Interest Income	21,941	21,288	13,039

Interest Expense
Interest on interest bearing transaction accounts	98	100	66
Interest on money market and savings deposits	408	383	222
Interest on certificates of deposit	46	51	55
Interest on securities sold under agreements to repurchase	7	5	11
Interest on subordinated debentures	109	107	107

Total Interest Expense	668	646	461

Net Interest Income	21,273	20,642	12,578
Provision for loan losses	683	1,443	408

Net Interest Income After Provision For Loan Losses	20,590	19,199	12,170

Non-Interest Income
Gain on sale of securities, net	—	—	—
Gain on sale of SBA loans, net	215	423	167
Deposit account service charge income	1,153	1,141	630
Other non-interest income	1,727	1,044	986

Total Non-Interest Income	3,095	2,608	1,783

Non-Interest Expense
Salaries and employee benefits	8,473	8,638	5,328
Stock compensation expense	807	513	479
Occupancy	1,415	1,420	985
Data processing	635	641	476
Legal and professional	656	846	411
FDIC deposit assessment	351	333	180
Merger expenses	112	240	497
OREO valuation write-downs and expenses	20	6	6
Office services expenses	407	414	238
Other operating expenses	2,036	1,862	1,098

Total Non-Interest Expense	14,912	14,913	9,698

Net Income Before Provision for Income Tax	8,773	6,894	4,255
Provision for income tax	3,506	2,695	1,869

Net Income	$5,267	$4,199	$2,386

Preferred stock dividends and discount accretion	312	272	—

Net Income Available to Common Shareholders	$4,955	$3,927	$2,386

Earnings Per Share
Basic earnings per share	$0.30	$0.24	$0.22
Diluted earnings per share	$0.29	$0.23	$0.21
Average shares outstanding	16,482,000	16,409,000	10,952,000
Diluted average shares outstanding	16,924,000	16,848,000	11,159,000

CU BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except share data)

	For the six months ended June 30,
	2015	2014
	Unaudited	Unaudited
Interest Income
Interest and fees on loans	$40,550	$24,290
Interest on investment securities	2,231	968
Interest on interest bearing deposits in other financial institutions	448	417

Total Interest Income	43,229	25,675

Interest Expense
Interest on interest bearing transaction accounts	198	124
Interest on money market and savings deposits	791	456
Interest on certificates of deposit	97	111
Interest on securities sold under agreements to repurchase	12	19
Interest on subordinated debentures	216	214

Total Interest Expense	1,314	924

Net Interest Income	41,915	24,751
Provision for loan losses	2,126	483

Net Interest Income After Provision For Loan Losses	39,789	24,268

Non-Interest Income
Gain on sale of securities, net	—	—
Gain on sale of SBA loans, net	638	605
Deposit account service charge income	2,294	1,260
Other non-interest income	2,771	1,708

Total Non-Interest Income	5,703	3,573

Non-Interest Expense
Salaries and employee benefits	17,111	10,933
Stock compensation expense	1,320	887
Occupancy	2,835	1,971
Data processing	1,276	951
Legal and professional	1,502	934
FDIC deposit assessment	684	401
Merger related expenses	352	497
OREO valuation write-downs and expenses	26	6
Office services expenses	821	502
Other operating expenses	3,898	2,165

Total Non-Interest Expense	29,825	19,247

Net Income Before Provision for Income Tax	15,667	8,594
Provision for income tax	6,201	3,542

Net Income	$9,466	$5,052

Preferred stock dividends and discount accretion	584	—

Net Income Available to Common Shareholders	$8,882	$5,052

Earnings Per Share
Basic earnings per share	$0.54	$0.46
Diluted earnings per share	$0.53	$0.45
Average shares outstanding	16,445,000	10,913,000
Diluted average shares outstanding	16,886,000	11,127,000

CU BANCORP

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

(Dollars in thousands)

	For the three months ended
	June 30, 2015			March 31, 2015
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-Earning Assets:
Deposits in other financial institutions	$265,123	$246	0.37%	$197,465	$202	0.41%
Investment securities	265,367	1,051	1.58%	271,504	1,180	1.74%
Loans	1,673,185	20,644	4.95%	1,650,802	19,906	4.89%

Total interest-earning assets	2,203,675	21,941	3.99%	2,119,771	21,288	4.07%
Non-interest-earning assets	212,825			202,045

Total Assets	$2,416,500			$2,321,816

Interest-Bearing Liabilities:
Interest bearing transaction accounts	$254,843	$98	0.15%	$238,220	$100	0.17%
Money market and savings deposits	693,090	408	0.24%	650,721	383	0.24%
Certificates of deposit	60,469	46	0.31%	63,942	51	0.32%

Total Interest Bearing Deposits	1,008,402	552	0.22%	952,883	534	0.23%
Securities sold under agreements to repurchase	12,571	7	0.22%	10,760	5	0.19%
Subordinated debentures and other debt	9,598	109	4.49%	9,568	107	4.47%

Total Interest Bearing Liabilities	1,030,571	668	0.26%	973,211	646	0.27%
Non-interest bearing demand deposits	1,081,090			1,046,636

Total funding sources	2,111,661			2,019,847
Non-interest bearing liabilities	16,909			19,067
Shareholders’ Equity	287,930			282,902

Total Liabilities and Shareholders’ Equity	$2,416,500			$2,321,816

Net interest income		$21,273			$20,642

Net interest margin			3.87%			3.95%

CU BANCORP

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

(Dollars in thousands)

	For the three months ended
	June 30, 2015			June 30, 2014
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-Earning Assets:
Deposits in other financial institutions	$265,123	$246	0.37%	$240,335	$206	0.34%
Investment securities	265,367	1,051	1.58%	101,410	467	1.84%
Loans	1,673,185	20,644	4.95%	958,129	12,366	5.18%

Total interest-earning assets	2,203,675	21,941	3.99%	1,299,874	13,039	4.02%
Non-interest-earning assets	212,825			90,383

Total Assets	$2,416,500			$1,390,257

Interest-Bearing Liabilities:
Interest bearing transaction accounts	$254,843	$98	0.15%	$139,425	$66	0.19%
Money market and savings deposits	693,090	408	0.24%	353,962	222	0.25%
Certificates of deposit	60,469	46	0.31%	60,752	55	0.36%

Total Interest Bearing Deposits	1,008,402	552	0.22%	554,139	343	0.25%
Securities sold under agreements to repurchase	12,571	7	0.22%	15,425	11	0.29%
Subordinated debentures and other debt	9,598	109	4.49%	9,439	107	4.48%

Total Interest Bearing Liabilities	1,030,571	668	0.26%	579,003	461	0.32%
Non-interest bearing demand deposits	1,081,090			652,094

Total funding sources	2,111,661			1,231,097
Non-interest bearing liabilities	16,909			14,733
Shareholders’ Equity	287,930			144,427

Total Liabilities and Shareholders’ Equity	$2,416,500			$1,390,257

Net interest income		$21,273			$12,578

Net interest margin			3.87%			3.88%

CU BANCORP

CONSOLIDATED YEAR-TO-DATE AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

(Dollars in thousands)

	For the Six Months Ended
	June 30, 2015			June 30, 2014
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-Earning Assets:
Deposits in other financial institutions	$231,481	$448	0.38%	$252,973	$417	0.33%
Investment securities	268,418	2,231	1.66%	103,080	968	1.88%
Loans	1,662,055	40,550	4,92%	940,648	24,290	5.21%

Total interest-earning assets	2,161,954	43,229	4.03%	1,296,701	25,675	3.99%
Non-interest-earning assets	207,466			91,362

Total Assets	$2,369,420			$1,388,063

Interest-Bearing Liabilities:
Interest bearing transaction accounts	$246,577	$198	0.16%	$138,720	$124	0.18%
Money market and savings deposits	672,023	791	0.24%	363,556	456	0.25%
Certificates of deposit	62,196	97	0.31%	61,852	111	0.36%

Total Interest Bearing Deposits	980,796	1,086	0.22%	564,128	691	0.25%
Securities sold under agreements to repurchase	11,671	12	0.21%	13,698	19	0.28%
Subordinated debentures and other debt	9,583	216	4.46%	9,419	214	4.52%

Total Interest Bearing Liabilities	1,002,050	1,313	0.26%	587,245	924	0.32%
Non-interest bearing demand deposits	1,063,958			642,716

Total funding sources	2,066,008			1,229,961
Non-interest bearing liabilities	17,982			15,658
Shareholders’ Equity	285,430			142,444

Total Liabilities and Shareholders’ Equity	$2,369,420			$1,388,063

Net interest income		$41,915			$24,751

Net interest margin			3.91%			3.85%

CU BANCORP

LOAN COMPOSITION

(Dollars in thousands)

	June 30, 2015	March 31, 2015	December 31, 2014	June 30, 2014
	Unaudited	Unaudited	Audited	Unaudited
Commercial and Industrial Loans:	$505,931	$515,593	$528,517	$303,870
Loans Secured by Real Estate:
Owner-Occupied Nonresidential Properties	380,867	352,071	339,309	208,936
Other Nonresidential Properties	520,568	508,043	481,517	296,629
Construction, Land Development and Other Land	76,318	79,696	72,223	61,165
1-4 Family Residential Properties	136,142	128,609	121,985	64,583
Multifamily Residential Properties	54,789	53,840	52,813	36,727

Total Loans Secured by Real Estate	1,168,684	1,122,259	1,067,847	668,040

Other Loans:	38,389	27,425	28,359	7,980

Total Loans	$1,713,004	$1,665,277	$1,624,723	$979,890

COMMERCIAL AND INDUSTRIAL LINE OF CREDIT UTILIZATION

(Dollars in thousands)

	June 30, 2015		March 31, 2015		December 31, 2014		June 30, 2014
	Unaudited		Unaudited		Unaudited		Unaudited
Disbursed	$370,692	45%	$357,499	45%	$353,582	45%	$194,469	44%
Undisbursed	457,137	55%	437,034	55%	424,665	55%	244,249	56%

Total Commitment	$827,829	100%	$794,533	100%	$778,247	100%	$438,718	100%

CU BANCORP

SUPPLEMENTAL DATA

(Dollars in thousands)

	June 30, 2015	March 31, 2015	December 31, 2014	June 30, 2014
	Unaudited	Unaudited	Unaudited	Unaudited
Capital Ratios Table:
Total risk-based capital ratio	11.32%	11.71%	11.61%	12.75%
Common equity tier 1 capital ratio	9.37%	9.67%	—	—
Tier 1 risk-based capital ratio	10.66%	11.05%	10.95%	11.79%
Tier 1 leverage capital ratio	10.07%	10.23%	12.92%	10.38%
Asset Quality Table:
Loans originated by the Bank on non-accrual	$2,139	$2,056	$2,131	$2,046
Loans acquired thru acquisition that are on non-accrual	2,843	2,920	1,778	4,982

Total non-accrual loans	4,982	4,976	3,909	7,028
Other Real Estate Owned	850	850	850	219

Total non-performing assets	$5,832	$5,826	$4,759	$7,247

Net charge-offs/(recoveries) year to date	$612	$806	$231	$(198)
Net charge-offs/(recoveries) quarterly	$(194)	$806	$458	$(53)
Non-accrual loans to total loans	0.29%	0.30%	0.24%	0.72%
Total non-performing assets to total assets	0.24%	0.24%	0.21%	0.51%
Allowance for loan losses to total loans	0.82%	0.80%	0.78%	1.15%
Allowance for loan losses to total loans accounted at historical cost, which excludes purchased loans acquired by acquisition	1.33%	1.36%	1.39%	1.45%
Net year to date charge-offs/(recoveries) to average year to date loans	0.04%	0.05%	0.02%	(0.02)%
Allowance for loan losses to non-accrual loans accounted at historical cost, which excludes non-accrual purchased loans acquired by acquisition and related allowance	660.4%	642.0%	591.7%	551.4%
Allowance for loan losses to total non-accrual loans	283.5%	266.2%	322.6%	160.5%

As of June 30, 2015, there were no restructured loans or loans over 90 days past due and still accruing.

CU BANCORP

GAAP RECONCILIATIONS

These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for analyses of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

TCE Calculations and Reconciliation to Total Shareholders’ Equity

(Unaudited)

The Company utilizes the term Tangible Common Equity (TCE), a non-GAAP financial measure. CU Bancorp’s management believes TCE is useful because it is a measure utilized by both regulators and market analysts in evaluating a consolidated bank holding company’s financial condition and capital strength. TCE represents common shareholders’ equity less goodwill and certain intangible assets. A reconciliation of CU Bancorp’s total shareholders’ equity to TCE is provided in the table below for the periods indicated:

(Dollars in thousands, except share data)

	June 30, 2015	March 31, 2015	December 31, 2014	June 30, 2014
	Unaudited	Unaudited	Unaudited	Unaudited
Tangible Common Equity Calculation
Total shareholders’ equity	$290,606	$285,067	$279,192	$145,438
Less: Serial preferred stock	16,487	16,235	16,004	—
Less: Goodwill	63,950	63,950	63,950	12,292
Less: Core deposit and leasehold right intangibles	8,608	9,078	9,547	2,349

Tangible Common Equity	$201,561	$195,804	$189,691	$130,797

Common shares issued	16,840,859	16,803,664	16,683,856	11,222,235
Tangible book value per common share	$11.97	$11.65	$11.37	$11.66
Book value per common share	$16.28	$16.00	$15.78	$12.96
Average Tangible Common Equity Calculation
Total average shareholders’ equity	$287,930	$282,902	$177,042	$144,427
Less: Average serial preferred stock	16,331	16,085	5,515	—
Less: Average goodwill	63,950	63,950	17,715	12,292
Less: Average core deposit and leasehold right intangibles	8,887	9,356	2,275	5,139

Average Tangible Common Equity	$198,762	$193,511	$151,537	$126,996

	Three Months Ended
	June 30, 2015	March 31, 2015	December 31, 2014	June 30, 2014
	Unaudited	Unaudited	Unaudited	Unaudited
Net Income Available to Common Shareholders	$4,955	$3,927	$1,183	$2,386
Return on Average Tangible Common Equity	10.00%	8.23%	3.10%	7.54%

CU BANCORP

GAAP RECONCILIATIONS

Core Net Income, ROAA, ROAE, Core Efficiency Ratio

(Unaudited)

The Company utilizes the term Core Net Income, a non-GAAP financial measure. CU Bancorp’s management believes Core Net Income is useful because it is a measure utilized by market analysts to understand the effects of merger-related expenses and provides an alternative view of the Company’s performance over time and in comparison to the Company’s competitors. Core net income should not be viewed as a substitute for net income. A reconciliation of CU Bancorp’s Net Income to Core Net Income, as well as related ratios is presented in the tables below for the periods indicated:

(Dollars in thousands, except share data)

	Three Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014
Net Income Available to Common Shareholders	$4,955	$3,927	$2,386
Add back: Merger expenses, net	65	144	497
Add back: Severance and retention, net	77	130	—

Core Net Income Available to Common Shareholders	$5,097	$4,201	$2,883

Provision for Loan Losses	$683	$1,443	$408
Average Assets	$2,416,500	2,321,816	1,390,257
ROAA	0.82%	0.69%	0.69%
Core ROAA*	0.85%	0.73%	0.83%
Average Equity	$287,930	282,902	144,427
ROAE	6.90%	5.63%	6.63%
Core ROAE**	7.10%	6.02%	8.01%
Diluted Average Shares Outstanding	16,924,000	16,848,000	11,159,000
Diluted Earnings Per Share	$0.29	$0.23	$0.21
Diluted Core Earnings Per Share***	$0.30	$0.25	$0.26

*	Core ROAA: Annualized core net income/average assets
**	Core ROAE: Annualized core net income/average equity
***	Diluted Core Earnings Per Share: Core net income/diluted average shares outstanding

	Three Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014
Net Interest Income	$21,273	$20,642	$12,578
Non-Interest Income	3,095	2,608	1,783
Non-Interest Expense	14,912	14,913	9,698
Subtract: Merger expenses	112	240	497
Subtract: Severance and retention	134	224	—

Core Non-Interest Expense	$14,666	$14,449	$9,201

Efficiency Ratio*	61%	64%	68%
Core Efficiency Ratio**	60%	62%	64%

*	Efficiency ratio represents non-interest expense as a percent of net interest income plus non-interest income, excluding gain on sale of securities, net
**	Core efficiency ratio represents core non-interest expense as a percent of net interest income plus non-interest income, excluding gain on sale of securities, net

CU BANCORP

GAAP RECONCILIATIONS

Core Net Income, ROAA, ROAE, Core Efficiency Ratio

(Unaudited)

The Company utilizes the term Core Net Income, a non-GAAP financial measure. CU Bancorp’s management believes Core Net Income is useful because it is a measure utilized by market analysts to understand the effects of merger-related expenses and provides an alternative view of the Company’s performance over time and in comparison to the Company’s competitors. Core net income should not be viewed as a substitute for net income. A reconciliation of CU Bancorp’s Net Income to Core Net Income, as well as related ratios is presented in the tables below for the periods indicated:

(Dollars in thousands, except share data)

	Six Months Ended
	June 30, 2015	June 30, 2014
Net Income Available to Common Shareholders	$8,882	$5,052
Add back: Merger expenses, net	209	497
Add back: Severance and retention, net	207	—

Core Net Income	$9,298	$5,549

Provision for Loan Losses	$2,126	$483
Average Assets	$2,369,420	$1,388,063
ROAA	0.76%	0.73%
Core ROAA*	0.79%	0.81%
Average Equity	$285,430	142,444
ROAE	6.28%	7.15%
Core ROAE**	6.57%	7.86%
Diluted Average Shares Outstanding	16,886,000	11,127,000
Diluted Earnings Per Share	$0.53	$0.45
Diluted Core Earnings Per Share***	$0.55	$0.50

*	Core ROAA: Annualized core net income/average assets
**	Core ROAE: Annualized core net income/average equity
***	Diluted Core Earnings Per Share: Annualized core net income/diluted average shares outstanding

	Six Months Ended
	June 30, 2015	June 30, 2014
Net Interest Income	$41,915	$24,751
Non-Interest Income	5,703	3,573
Non-Interest Expense	29,825	19,247
Subtract: Merger expenses	352	497
Subtract: Severance and retention	358	—

Core Non-Interest Expense	$29,115	$18,750

Efficiency Ratio*	63%	68%
Core Efficiency Ratio **	61%	66%

*	Efficiency ratio represents non-interest expense as a percent of net interest income plus non-interest income, excluding gain on sale of securities, net
**	Core efficiency ratio represents core non-interest expense as a percent of net interest income plus non-interest income, excluding gain on sale of securities, net